Exhibit 10.1

SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT (“Second Amendment”) effective as of April 9, 2021, is made and executed between KURA SUSHI USA INC., a Delaware corporation (“Borrower”) and KURA SUSHI INC., a Japanese corporation (“Lender”).

RECITALS

A.Borrower and Lender entered into that certain Revolving Credit Agreement dated as of April 10, 2020 (the “Loan Agreement”) whereby Lender agreed to make available to Borrower loans on a revolving credit basis, in the principal amount of up to Twenty Million United States Dollars (US$20,000,000.00) (the “Loan”) as evidenced by that certain Promissory Note dated as of April 10, 2020 with Borrower as maker and made payable to Lender (the “Original Note”).

B.Borrower and Lender are parties to that certain First Amendment to Loan Documents dated as of September 2, 2020 whereby the parties agreed to increase the maximum credit amount to Thirty-Five Million Dollars ($35,000,000), to extend the Maturity Date for the respective Advances from 12 months to 60 months, and to extend the period of availability for the Advances.

C.Borrower and Lender now wish to increase the maximum credit amount to Forty-Five Million Dollars ($45,000,000), as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and benefits contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Loan Agreement.

2.Reaffirmation of the Loan. Borrower reaffirms all of its obligations under the Loan Agreement, and Borrower acknowledges that it has no claims, offsets, or defenses with respect to payment of sums due under the Loan Agreement or the Original Note.

3.Amendments to the Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)Definition of Credit Line Commitment. The definition of Credit Line Commitment in Section 1.1 of the Loan Agreement, which presently reads in its entirety as follows:

“Credit Line Commitment” means Thirty-Five Million United States Dollars (US$35,000,000.00) as such amount may be reduced from time to time pursuant to this Agreement, or Lender’s commitment hereunder to extend credit in such amount, as the context may require.

is hereby amended and restated to read in its entirety as follows:

“Credit Line Commitment” means Forty-Five Million United States Dollars (US$45,000,000.00) as such amount may be reduced from time to time pursuant to this Agreement, or Lender’s commitment hereunder to extend credit in such amount, as the context may require.

(b)Section 2.2 of the Loan Agreement. Section 2.2 of the Loan Agreement, which presently reads in its entirety as follows:

2.2Loan Fee. Borrower shall pay a fee of $20,000 to Lender in connection with the origination of this Agreement upon the execution of this Agreement. Thereafter, Borrower shall pay the following maintenance fees to Lender: $8,750 on September 1, 2020, $35,000 on April 1, 2021, $35,000 on April 1, 2022, $35,000 on April 1, 2023, and $35,000 on April 1, 2024.

is hereby amended and restated to read in its entirety as follows:

2.2Loan Fee. Borrower shall pay a fee of $20,000 to Lender in connection with the origination of this Agreement upon the execution of this Agreement. Thereafter, Borrower shall pay the following maintenance fees to Lender: $8,750 on September 1, 2020, $45,000 on April 10, 2021, $45,000 on April 10, 2022, $45,000 on April 10, 2023, and $45,000 on April 10, 2024.

4.Amendment to the Note. The Note is hereby amended and restated to read in its entirety as set forth in Exhibit A to this Second Amendment.

5.Conditions Precedent. The effectiveness of this Second Amendment is conditioned on Lender’s receipt of, and, as applicable, Borrower’s satisfaction of, the following:

(a)two executed counterparts of this Second Amendment executed by Borrower and Lender;

(b)such other assurances, certificates, documents, consents or opinions as Lender may reasonably require.

6.Representations and Warranties. Borrower reaffirms and restates as of the date hereof all of the representations and warranties made by Borrower in the Loan

Agreement, except to the extent such representations and warranties specifically relate to an earlier date and, where relevant, except for the effects of the Covid-19 pandemic and the preventive measures taken in response to it.

7.Confirmation. Except as modified by this Second Amendment, the terms of the Loan Agreement are hereby ratified and confirmed and shall remain in full force and effect, without waiver or modification.

8.Due Execution. Borrower affirms to Lender that the execution, delivery, and performance of this Second Amendment are within the powers of Borrower, have been duly authorized by all necessary company action, have received all necessary governmental approvals, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

9.Estoppel. To induce Lender to enter into this Second Amendment, Borrower hereby acknowledges and agrees that, after giving effect to this Second Amendment, as of the date hereof, there exists no default or Event of Default and no right of offset, defense, counterclaim, or objection in favor of Borrower as against Lender with respect to the Loan.

10.Counterparts. This Second Amendment may be executed in counterparts, which counterparts, when so executed and delivered, shall together constitute but one original.  Delivery of an executed counterpart to this Second Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be as valid and effective as the delivery of a manually executed counterpart of this Second Amendment.

11.Severability. Any provision of this Second Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Second Amendment, and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

12.Costs and Expenses. Borrower agrees to pay all reasonable costs and expenses (including reasonable attorneys’ fees) expended or incurred by Lender in connection with the negotiation, documentation, and preparation of this Second Amendment and any other documents executed in connection herewith.

13.Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of California.

14.Headings. The headings in this Second Amendment are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

15.No Oral Agreements. This Second Amendment represents the final agreement between the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

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IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the date first written above.

Borrower:
KURA SUSHI USA INC.,
a Delaware corporation

By:	/s/ Steven H. Benrubi
Name:	Steven H. Benrubi
Title:	Chief Financial Officer, Treasurer and Secretary

Address:
17461 Derian Avenue, Suite 200, Irvine, California 92614

Lender:
KURA SUSHI INC.,
a Japanese corporation

By:	/s/ Hiroyuki Hisamune
Name:	Hiroyuki Hisamune
Title:	Managing Director

Address:
1-2-2 Fukasaka, Naka-ku, Sakai, Osaka Japan 599-8253